UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

Versum Materials, Inc.

(Name of the Registrant as Specified In Its Charter)

Merck KGaA

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following talking points (Q&A) were first used by Merck KGaA, Darmstadt, Germany on March 5, 2019.

1.	Was Merck KGaA, Darmstadt, Germany involved already in January when Entegris and Versum were in talks, i.e. did Merck KGaA, Darmstadt, Germany management talk to Versum already before?

The background of the merger section of the Versum/Entegris Proxy Statement indicates that discussions began between Versum and Entegris in December 2018. Versum did not contact us to check what alternatives might be available to Versum’s shareholders.

2.	Why did Merck KGaA, Darmstadt, Germany make the announcement on February 27, 2019? Why not earlier?

Our timing was designed to enable us to present a robust proposal and Versum and its stockholders to take advantage of our superior proposal in an expeditious way. Merck KGaA, Darmstadt, Germany is confident it can close a transaction with Versum in the second half of 2019, assuming expedient engagement by the Versum Board of Directors.

3.	Can you comment on antitrust matters?

We have carefully reviewed the proposed transaction and are confident we will be able to complete the transaction in the second half of 2019, assuming expedient engagement by the Versum Board of Directors.

4.	Did the agreement between Versum and Entegris catch you by surprise?

The background of the merger section of the Versum/Entegris Proxy Statement indicates that discussions began between Versum and Entegris in December 2018. Versum did not contact us to check what alternatives might be available to Versum’s shareholders.

5.	You have identified €60 million of cost synergies, while Entegris has identified $75 million. Why?

We have identified €60 million of cost synergies, which is approximately the same value of synergies that Entegris is estimating.

6.	Are the announced synergies pre or post tax?

The announced synergies are pre-tax.

7.	What actions do you intend to take in light of Versum’s initial rejection of your proposal?

We have made a very attractive all-cash proposal to the Versum Board of Directors, which is clearly superior to the proposed transaction with Entegris. We are fully committed to pursuing our Proposal. The Versum Board should consider the best interests of its shareholders and engage with us.

8.	Are transaction costs reflected in total Enterprise Value?

Expected transaction costs are not included in Enterprise Value.

9.	Why is procurement not a big component of synergies?

 We are anticipating some procurement synergies and may re-consider those after we have received due diligence on Versum’s supplier base. Near-term cost synergies are not the strategic driver of this transaction.

10.	Why did you go public with your proposal instead of making it privately?

We made our proposal in the most amicable way possible given the merger agreement and German law requirements. As a company subject to European Market Abuse Regulations, we were required by German law to publicly disclose our proposal immediately upon delivering it.

11.	With the future growth of Versum‘s businesses, do you see yourself proposing a higher price?

We have made a very attractive all-cash proposal to the Versum Board of Directors, which is clearly superior to the proposed transaction with Entegris.  We feel very strongly about this transaction but will not speculate about hypothetical next steps.

12.	Was the deal size of ~€5 bn expected? Or did you just react to an emerging competitor?

We, along with our advisors, utilized a variety of valuation techniques in arriving at our announced proposal price for Versum. We firmly believe in Versum’s growth and profitability prospects, as well as the synergistic benefits of a combination and believe that they compel the valuation that we have put forth.

13.	Are you considering the use of hybrid debt for financing?

We have at our disposal a variety of financing options, including hybrid debt. Any agreement will be supported with committed financing and not subject to a closing condition.

14.	See Slide 8 of your investor presentation dated February 27, 2019: Versum has 2,300 employees and 15 production facilities. How do those figures compare with your existing Performance Materials business? How many employees and facilities do you currently have? I am interested in the relative size and likely dynamics of a combination here.

Performance Materials has approximately 5,200 employees and operates 20 production sites worldwide. The sites are located in US, Europe and in the key Asian countries China, Korea, Taiwan, Japan and India.

15.	What is the shareholder rights plan of Versum? What is it for?

We made a full and fair offer to acquire Versum. We are hopeful that these rights will not present an impediment to an agreed deal. For further details we recommend to read the documents made available on this matter by Versum.

16.	A question on Versum consensus: the top line growth expectations are around 3% to 4%. How do you square that circle between your mid-to high single digit growth expectations? And what consensus is that for Versum?

The quoted revenue projections of Merck KGaA, Darmstadt, Germany in summer 2018 reflects our assessment of the long-term development of the industry, which we believe is still reasonable. When we complete the acquisition of Versum, we will update our guidance on the combined performance materials business.

Merck KGaA, Darmstadt, Germany’s semi-conductor business has constantly been showing mid- to high single digit growth on average in the last years. We are confident to continue with similar growth patterns over the next years.

17.	Can you give us a sense of the current semiconductor business at Merck KGaA, Darmstadt, Germany and whether it is still operating within your expectations, given recent market volatility?

We will elaborate on that with reporting of our FY numbers on March 7.

18.	Could you provide more information on the innovation that you see at Versum which particularly excites you versus what you are doing internally at Merck KGaA, Darmstadt, Germany?

Both companies, Versus and Merck KGaA, Darmstadt, Germany, have a strong focus on innovation. This innovation enables the semiconductor industry not only to produce chips in node sizes of 10 nm and below, but also to reach high yields in their production processes. What is really exciting is the constant innovation across all steps of the value chain, from product research and development through scale up and production to the containers and delivery systems. All these elements are key to ensure the performance, quality and reliability needed for the leading edge semiconductor manufacturing.

19.	Can you say at this point what will happen to the Versum public bonds in the event Merck KGaA, Darmstadt, Germany is successful in its bid to acquire Versum? Will they need to be refinanced in order to facilitate the transaction financing?

We are currently evaluating all options but have not yet taken a decision on this yet.

20.	Have you been in contact with Versum before publishing the letter to the shareholders?

We remain committed to pursuing our proposal. We are not commenting publicly on the individual stages of the process.

21.	Could you confirm if Merck KGaA, Darmstadt, Germany has acquired any shares of Versum and if you did not is this something that would have to be disclosed.

The number of shares of Versum common stock held by Merck KGaA, Darmstadt, Germany, does not exceed a level that would require disclosure.

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain forward-looking statements based on current assumptions and forecasts made by Merck KGaA, Darmstadt, Germany management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in Merck KGaA, Darmstadt, Germany’s public reports which are available on the Merck KGaA, Darmstadt, Germany website at www.emdgroup.com. Merck KGaA, Darmstadt, Germany assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

Additional Important Information and Where to Find It

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal which Merck KGaA, Darmstadt, Germany has made for a business combination transaction with Versum Materials, Inc. (“Versum”) and its intention to solicit proxies in opposition to the proposed business combination transaction between Versum and Entegris, Inc. In furtherance of this proposal and subject to future developments, Merck KGaA, Darmstadt, Germany (and, if a negotiated transaction is agreed, Versum) intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document Merck KGaA, Darmstadt, Germany, Versum or Entegris, Inc. may file with the SEC in connection with the proposed transaction. STOCKHOLDERS OF VERSUM ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ALL PROXY STATEMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive Proxy Statement will be delivered to the stockholders of Versum. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Merck KGaA, Darmstadt, Germany through the website maintained by the SEC at http://www.sec.gov.

Participants in Solicitation

Merck KGaA, Darmstadt, Germany and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Versum common stock. Such participants have no substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the special meeting of Versum stockholders in connection with the proposed business combination transaction between Versum and Entegris, Inc. Additional information regarding the participants in the proxy solicitation will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

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